Higher One Holdings, Inc. Reports Fourth Quarter and Full Year 2013 Financial Results

•	Fourth quarter revenue up 13.7% year-over-year to $56.6 million
•	OneDisburse total sales of 256,000 Signed School Enrollment (SSE) in fourth quarter
•	Over 392,000 SSE and 31 clients signed from Campus Solutions to OneDisburse since acquisition
New Haven, CT, February 13, 2014 – Higher One Holdings, Inc. (NYSE: ONE) (“Higher One” or the “Company”), today announced financial results for the fourth quarter and full year 2013.  The Company reported fourth quarter 2013 revenue of $56.6 million, an increase of 13.7% from $49.8 million reported in the fourth quarter of 2012. Full year 2013 revenue came in at $211.1 million, as compared to $197.7 million in 2012. Revenue growth was driven by organic growth in the SmartPay and CASHNet® suite of payment products, as well as revenue from the acquisition of Campus Solutions.

Mark Volchek, Chief Executive Officer, said, “I am pleased with the strides we have made in the past quarter, as well as in the full year of 2013.  Our revenue continues to show year-over-year growth, aided by a combination of organic growth and contribution from the Campus Solutions acquisition. Our OneDisburse sales continued at an impressive pace by adding over 256,000 new SSE in the quarter and 547,000 SSE for the full year. We are seeing further growth in non-refund deposits. We believe that these factors as well as the investments we are making into the business are positioning the company for long-term growth.”

Volchek added, ‘We continue to operate in a difficult and complex operating environment due in part to our relationships with multiple bank partners that are overseen by different regulators. On a related note, the Department of Education has established a negotiated rulemaking committee that will convene next week and I am pleased to announce that Casey McGuane, our Chief Operating Officer, has been selected as a primary negotiator to the rulemaking committee on behalf of third-party servicers.”

Non-GAAP adjusted net income, which excludes certain non-recurring or non-cash items, was $8.1 million in fourth quarter 2013, which compares to non-GAAP adjusted net income of $9.2 million in fourth quarter 2012. Fourth quarter 2013 non-GAAP adjusted diluted EPS was $0.17, as compared to $0.17 for the same period a year ago. In the fourth quarter of 2013, non-GAAP adjusted EBITDA was $16.0 million, as compared to $16.4 million last year. Non-GAAP adjusted diluted EPS was $0.60 for the year.  Non-GAAP adjusted EBITDA was $57.8 million for 2013. The Company reported fourth quarter 2013 GAAP net income of $6.3 million compared to GAAP net income of $12.1 million in fourth quarter 2012. GAAP diluted EPS was $0.13 in the quarter, as compared to $0.22 in the fourth quarter of 2012. GAAP diluted EPS was $0.29 for 2013, which compares to $0.65 in 2012.

Total enrollment at higher education clients that have signed an agreement for OneDisburse services increased to 5.0 million, an increase of approximately 358,000 from 4.6 million at the end of the fourth quarter of 2012. Total enrollment at higher education clients that have signed up for at least one of our OneDisburse, CASHNet, Campus Labs or Campus Solutions modules totals approximately 13 million.

The number of OneAccounts at the end of the fourth quarter of 2013 was approximately 2.2 million, up 9% from the fourth quarter of 2012.

Conference Call Information
Higher One will host a conference call at 8:30 a.m. ET today to discuss fourth quarter results. The dial in phone number is (877) 415-3183 for domestic listeners and (857) 244-7326 for international listeners. The conference ID number is 81320870. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures can be accessed through Higher One’s investor relations website at http://www.ir.higherone.com. In addition, an archive of the webcast will be available for 90 days through the same link.

About Higher One Holdings
Higher One Holdings, Inc. (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates.  We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness.  And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education, supporting more than 1,900 schools and 13 million enrolled students.  More information about Higher One can be found at www.ir.higherone.com.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Management’s projections and expectations are subject to a number of risks and uncertainties that could cause actual performance to differ materially from that predicted or implied.  Forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words intended to identify information that is not historical in nature.  Forward-looking statements contained herein include, among others, statements concerning bank partners, the regulatory environment, banking fees, litigation, sales, and the expected benefits of acquisitions, and such statements are based on the current beliefs and expectations of Higher One management, as applicable, and are subject to known and unknown risks and uncertainties.  There are a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These statements speak only as of the date they are made, and the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events.  The forward-looking statements in this press release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.   For further information regarding the risks associated with Higher One’s business, please refer to Higher One’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the most recent fiscal year end, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Use of Non-GAAP Financial Measures
This release includes certain metrics presented on a non-GAAP basis, including non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted EPS.  We believe that these non-GAAP measures, which exclude amortization of intangibles, stock-based compensation, and certain non-recurring or non-cash impacts to our results, all net of taxes, provide useful information regarding normalized trends relating to the company’s financial condition and results of operations.  Reconciliations of these non-GAAP measures to their closest comparable GAAP measure are included in this press release.

Contacts
Investor Relations:	Kevin LeBlanc, 203-776-7776 x4296, kevin.leblanc@higherone.com
Media Relations:	Shoba Lemoine, 203-776-7776 x 4503, slemoine@higherone.com

Higher One Holdings, Inc.
Consolidated Income Statement
(In thousands of dollars, except share and per share amounts)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Account revenue	$33,306	$37,912	$135,847	$150,715
Payment transaction revenue	13,707	5,325	41,109	23,168
Higher education institution revenue	9,281	6,419	33,155	21,016
Other revenue	314	143	1,012	2,821
Revenue	56,608	49,799	211,123	197,720
Cost of revenue	23,631	19,977	88,824	80,280
Gross margin	32,977	29,822	122,299	117,440
Operating expenses:
General and administrative	15,486	12,116	58,555	46,321
Product development	2,144	1,850	9,305	5,221
Sales and marketing	4,335	3,289	17,058	12,284
Litigation settlement	-	-	16,320	-
Merger and acquisition related expenses	-	(6,870)	(4,791)	(5,828)
Total operating expenses	21,965	10,385	96,447	57,998
Income from operations	11,012	19,437	25,852	59,442
Interest income	30	22	88	109
Interest expense	(830)	(565)	(3,082)	(967)
Other income	61	78	622	310
Net income before income taxes	10,273	18,972	23,480	58,894
Income tax expense	4,012	6,860	9,352	22,024
Net income	$6,261	$12,112	$14,128	$36,870

Net income available to common stockholders:
Basic	$6,261	$12,112	$14,128	$36,870
Diluted	$6,261	$12,112	$14,128	$36,870

Weighted average shares outstanding
Basic	46,975,571	50,998,605	46,717,359	53,877,879
Diluted	48,391,409	54,056,539	48,368,365	56,728,807

Net income available to common stockholders per common share:
Basic	$0.13	$0.24	$0.30	$0.68
Diluted	$0.13	$0.22	$0.29	$0.65

Higher One Holdings, Inc.
Consolidated Balance Sheet
(In thousands of dollars, except share and per share amounts)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$6,268	$13,031
Investments in marketable securities	247	247
Accounts receivable	8,747	4,860
Income receivable	6,680	7,466
Deferred tax assets	5,895	37
Prepaid expenses and other current assets	10,890	10,890
Restricted cash	250	2,000
Total current assets	38,977	38,531
Deferred costs	4,373	4,665
Fixed assets, net	49,888	52,686
Intangible assets, net	57,524	38,143
Goodwill	66,548	47,000
Loan receivable related to New Markets Tax Credit financing	7,633	7,633
Other assets	4,940	740
Restricted cash	2,500	1,500
Total assets	$232,383	$190,898

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,787	$3,756
Accrued expenses	30,322	12,526
Contingent consideration, current portion	-	2,230
Deferred tax liabilities	-	356
Deferred revenue	22,392	16,027
Total current liabilities	56,501	34,895
Deferred revenue and other non-current liabilities	2,342	2,517
Loan payable and deferred contribution related to New Markets Tax Credit financing	9,181	9,490
Debt	89,000	80,000
Contingent consideration, non-current portion	-	3,520
Deferred tax liabilities	2,393	2,764
Total liabilities	159,417	133,186

Stockholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 59,028,810 shares issued and 47,115,784 shares outstanding at December 31, 2013; 58,045,404 shares issued and 46,660,781 shares outstanding at December 31, 2012	60	59
Additional paid-in capital	181,339	174,218
Treasury stock, 11,913,026 and 11,384,623 shares at December 31, 2013 and 2012, respectively	(137,899)	(131,903)
Retained earnings	29,466	15,338
Total stockholders' equity	72,966	57,712
Total liabilities and stockholders' equity	$232,383	$190,898

Higher One Holdings, Inc.
Consolidated Cash Flow Statement
(In thousands of dollars, except share and per share amounts)

	Year Ended
	December 31,
	2013	2012
Cash flows from operating activities
Net income	$14,128	$36,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,620	10,250
Amortization of deferred finance costs	452	213
Non-cash fair value adjustment of contingent consideration	(5,750)	(7,250)
Stock-based compensation	4,144	4,093
Deferred income taxes	(6,587)	1,856
Income tax benefit related to exercise of stock options	(1,512)	(4,655)
Other income	(309)	(313)
Loss on disposal of fixed assets	28	44
Changes in operating assets and liabilities:
Accounts receivable	(3,117)	1,220
Income receivable	786	(1,505)
Deferred costs	(1,392)	(903)
Prepaid expenses and other current assets	6,768	13,262
Other assets	(355)	(267)
Accounts payable	31	757
Accrued expenses	19,384	(3,256)
Deferred revenue	6,190	3,181
Net cash provided by operating activities	47,509	53,597
Cash flows from investing activities
Purchases of available for sale investment securities	-	(11,230)
Proceeds from sales and maturities of available for sale investment securities	-	26,728
Purchases of fixed assets, net of changes in payables of ($163) and ($11,799), respectively	(6,761)	(23,495)
Cash paid for businesses acquired	(47,250)	(37,280)
Additions to internal use software	(2,725)	(2,854)
Investment in real estate entity	(3,856)	-
Amounts received from restricted cash	2,000	-
Deposits to restricted cash	(1,250)	(2,250)
Proceeds from development related subsidies	-	330
Net cash used in investing activities	(59,842)	(50,051)
Cash flows from financing activities
Proceeds from line of credit	52,000	80,000
Repayments of line of credit	(43,000)	-
Tax benefit related to exercise of stock options	1,514	4,655
Proceeds from exercise of stock options	1,303	3,077
Payment of deferred financing costs	(251)	(1,637)
Purchases of common stock	(5,996)	(115,695)
Net cash used in (provided by) financing activities	5,570	(29,600)
Net change in cash and cash equivalents	(6,763)	(26,054)
Cash and cash equivalents at beginning of period	13,031	39,085
Cash and cash equivalents at end of period	$6,268	$13,031

Higher One Holdings, Inc.
Unaudited Supplemental Operating Data
(in thousands)

	Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2012	2013	2013	2013	2013

OneDisburse SSE (1)	4,642	4,709	4,798	4,752	5,000
y/y growth	11%	9%	7%	4%	8%

Ending OneAccounts (2)	2,004	2,161	2,165	2,194	2,192
y/y growth	0%	2%	14%	5%	9%

(1)
OneDisburse SSE is defined as the number of students enrolled at institutions that have signed contracts to use the OneDisburse service by the end of a given period as of the date the contract is signed (using the most up-to-date IPEDS data at that point in time)

(2)	Ending OneAccounts is defined as the number of accounts with a non-zero balance at the end of a given period

Higher One Holdings, Inc.
Unaudited Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)

Net income	$6,261	$12,112	$14,128	$36,870
Interest income	(30)	(22)	(88)	(109)
Interest expense	830	565	3,082	967
Income tax expense	4,012	6,860	9,352	22,024
Depreciation and amortization	4,033	2,914	14,620	10,250
EBITDA	15,106	22,429	41,094	70,002
Merger and acquisition related	-	(6,870)	(4,791)	(5,828)
Litigation settlement and bank partner transition	-	-	17,326	-
Stock-based compensation expense	883	867	4,144	4,093
Adjusted EBITDA	$15,989	$16,426	$57,773	$68,267

Unaudited Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
	(in thousands)		(in thousands)

Net income	$6,261	$12,112	$14,128	$36,870

Merger and acquisition related	-	(6,870)	(4,791)	(5,828)
Litigation settlement and bank partner transition	-	-	17,326	-
Stock-based compensation expense - incentive stock option grants	438	474	1,896	1,964
Stock-based compensation expense - non-qualified stock option grants	445	393	2,248	2,129
Amortization of intangibles	1,782	964	6,209	3,350
Amortization of deferred finance costs	120	111	452	213
Total pre-tax adjustments	2,785	(4,928)	23,340	1,828
Tax rate	38.5%	38.2%	38.5%	38.2%
Tax adjustment	904	(2,064)	8,256	(52)
Adjusted net income	$8,142	$9,248	$29,212	$38,750

Diluted weighted average shares outstanding	48,391,409	54,056,539	48,368,365	56,728,807
GAAP net income per share	$0.13	$0.22	$0.29	$0.65
Non-GAAP adjusted net income per share	$0.17	$0.17	$0.60	$0.68